Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into on February 27, 2015, by and among Oak Street Health, LLC, an Illinois limited liability company (the “Company”) and Geoffrey Price (“Executive”). This Agreement shall become effective as of the Effective Date (as hereinafter defined).

WHEREAS, the Company desires to employ Executive on the terms and conditions contained herein; and WHEREAS, Executive desires to be employed by and render services to the Company upon and subject to the terms, conditions and other provisions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

“Board of Directors” means the Board of Directors of the Company.

“Cause” means Executive’s: (i) conviction (including a guilty plea or plea of nolo contendere) of any crime or offense that constitutes a felony under federal or state law or other crime involving moral turpitude or any other act or omission involving fraud with respect to the Company; (ii) commission of an act of gross negligence or intentional misconduct, in each case resulting in any material detriment to the Company; (iii) knowingly aiding or abetting a competitor, supplier or customer of the Company in a manner that would violate the duty of loyalty to the Company, whether or not such duty applies to Executive; (iv) failure to comply with the lawful direction of the Board of Directors, the written company policies, or a material breach of any provision of this Agreement (other than due to physical or mental incapacity), which failure continues for thirty (30) days (other than respect to any such failure or breach which cannot be cured within such period) following receipt of written notice from the Board of Directors specifying such failure, or which failure represents a pattern of failing to comply with the lawful and reasonable direction of the Board of Directors.

“Disability” means Executive is unable to perform the essential functions of his position with or without accommodation by reason of any medically determinable physical or mental impairment which has lasted or can reasonably be expected to last for a period of ninety (90) or more consecutive days or for a period of at least 180 days in the aggregate for any twelve-month period, as determined by a physician to be selected by the Company; including, but not limited to that Executive shall be considered to have a Disability if it is also treated as a disability under the Company’s long-term disability policy.

“Good Reason” means the occurrence of any of the following events, without the express written consent of Executive, unless the applicable event is fully corrected in all material respects by the Company within thirty (30) days following written notification by Executive to the Board of Directors of the Company of the applicable event: (i) a material diminution in Executive’s duties and/or responsibilities, (ii) a material reduction in Executive’s Base Salary (as defined below); (iii) a material relocation of Executive’s principal base of operation (other than for temporary assignments with the prior consent of Executive); or (iv) any other material breach of this Agreement by the Company. Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.

“Notice of Termination” means a dated notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) specifies a Termination Date, except in the case of the Company’s termination of Executive’s employment for Cause, for which the Termination Date may be the date of the notice; provided, however, that Executive has been provided with any applicable cure period, and (iii) is given in the manner specified in Section 7.2 hereof. With the exception of termination of Executive’s employment due to Executive’s death, any purported termination of Executive’s employment by the Company for any reason, including without limitation for Cause or Disability, or by Executive for any reason, shall be communicated by a written “Notice of Termination” to the other party.

“Termination Date” means (i) if Executive’s employment is terminated for Cause or Disability, the date specified in the Notice of Termination, (ii) in the case of termination of employment due to death, the date of Executive’s death, (iii) in the event of the expiration of the Term, the date of such expiration, or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

2. EMPLOYMENT

2.1 Agreement and Term. Subject to Executive’s full compliance with Section and 2.3 hereof and subject to the provisions of Section 5 hereof, Executive’s employment under this Agreement shall begin as of the date first written above (the “Effective Date”); and shall continue until the third (3rd) anniversary date hereof (“Initial Term”), and thereafter shall automatically review for successive periods of one (1) year (each a “Renewal Term”), unless the Company and the Executive agree to new terms of employment one hundred twenty (120) days before the end of the Initial Term or applicable Renewal Term. The Initial Term and Renewal Term, if any, are referred to herein as the “Term.”

2.2 Position and Duties. Except as otherwise provided in this Agreement, during the Term of this Agreement, Executive shall serve as Chief Operating Officer of the Company and shall report directly to the Chief Executive Officer. Executive shall perform duties, undertake the responsibilities, and exercise the authorities customarily performed, undertaken and exercised by persons situated in a similar capacity at a similar company. Executive shall carry out his duties and responsibilities at all times in compliance with the Company’s Employee Manual, as in effect from time to time, and in compliance with any other policies promulgated from time to time by the Company. Executive shall also perform such other duties, commensurate with his position, as lawfully requested by the Board of Directors. During the Term of this Agreement, Executive shall use his best efforts to serve the Company faithfully, diligently and competently and to the best of his ability, and to devote his full time business hours, energy, ability, attention and skill to the business of the Company; provided, however, that the foregoing is not intended to preclude Executive from noncompetitive activities, conducted outside normal business hours permitted under Section 2.3 hereof.

2.3 Outside Activities. During the Term of this Agreement, Executive may serve as a director or advisor of other organizations, perform charitable and other activities; provided, however, that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company. Executive shall provide written notice to the Board of Directors at least annually of material outside activities. Executive shall not, however, under any circumstances, provide services or advice in any capacity whatsoever for or on behalf of any entity that competes with or is competitive with the Company.

3. COMPENSATION AND BENEFITS

3.1 Salary. The Company shall compensate and pay Executive for his services during the Term at a rate no less than $210,000 per year until December 31,2015, increasing to $220,000 from January 1,2016 onward, less payroll deductions and all required tax withholdings, (“Base Salary”), which salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives, but no less frequently than monthly.

3.2 Bonus. During the Term of this Agreement, Executive shall have the opportunity to earn annual performance bonuses based on performance criteria to be established by the Board of Directors. Executive shall be eligible to receive a target cash bonus of 50 % of his Base Salary with the opportunity to receive a maximum cash bonus of 100 % of his Base Salary based upon the attainment of performance objectives established by the Board of Directors; provided, that the Company shall use commercially reasonable efforts to establish such performance objectives promptly following the approval by the Board of Directors of the budget for the applicable fiscal year. Unless set forth otherwise herein, Executive must be actively employed with the Company on the bonus payout date in order to receive any annual bonus payout pursuant to this subsection. Any bonus payable hereunder shall be paid as soon as practicable following the end of the applicable fiscal year but in no event later than thirty (30) days following completion of the Company’s audited financial statements for the fiscal year in which any such bonus is earned.

3.3 Employee Benefits. During the Term of this Agreement, to the extent eligible under the applicable plans or programs, Executive shall be entitled to participate in the employee benefits plans and programs made available to executive level employees of the Company generally, such as health, medical, dental and other insurance coverage and group retirement plans. The terms and conditions of Executive’s participation in any employee benefit plan or program shall be subject to the terms and conditions of such plan or program, as may be modified by the Company from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program.

3.4 Paid Leave. Executive shall be entitled to four (4) weeks of paid vacation leave each year, subject an annual accrual cap of 30 working days. Executive shall also be entitled to all paid holidays to which executive level employees of the Company are entitled. Accrued unused vacation leave shall be paid in the event of a termination of employment.

4. EXPENSES

4.1 Business Expenses. The Company shall reimburse Executive or otherwise provide for or pay for reasonable out-of-pocket expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, travel and entertainment expenses commensurate with his duties hereunder (including attendance at industry conferences), subject to the Company’s policies as periodically reviewed by the Board of Directors and in effect from time to time, including without limitation such reasonable documentation and other limitations as may be established or required by the Company.

5. TERMINATION

5.1 Termination Due to Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability, Executive or his estate shall be entitled to receive: (a) Executive’s accrued Base Salary through the Termination Date; (b) an amount for reimbursement, paid within 60 days following submission by Executive (or if applicable, Executive’s estate) to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred prior to the Termination Date by Executive pursuant to Section 4 and in accordance with Company policy; (c) any accrued and unpaid vacation pay, paid within 60 days of the Termination Date (or earlier if required by applicable law); and (d) such employee benefits, if any, to which Executive (or, if applicable, Executive’s estate) or his dependents may be entitled under the employee benefit plans or programs of the Company, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (a) through (d) hereof being referred to as the “Accrued Rights”).

5.2 Termination by Executive for Other Than Good Reason. In the event Executive terminates his employment for other than Good Reason, Executive shall be entitled to receive the Accrued Rights, but following the Termination Date, Executive shall have no further rights to any other compensation or benefits under this Agreement, including without limitation any severance or continuation of benefits or otherwise. Executive shall provide the Company sixty (60) days’ prior written notice of his intention to terminate his employment with the Company pursuant to this Section 5.2.

5.3 Termination by the Company for Cause. In the event the Company terminates his employment for Cause, Executive shall be entitled to receive the Accrued Rights, but following the Termination Date, Executive shall have no further rights to any other compensation or benefits under this Agreement, including without limitation any severance or continuation of benefits or otherwise.

5.4 Termination by the Company Other Than for Death, Disability or Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company for reasons other than death, Disability or Cause, or is terminated by Executive for Good Reason, Executive shall be entitled to receive (a) a monthly severance payment in an amount equal to the sum of (I) the annualized average of the last three (3) years of the Executive’s Base Salary plus

Bonus, in effect as of immediately prior to the date of such termination, divided by (II) twelve (the “Severance Benefits”), for the period set forth in Section 5.6; and (b) the Accrued Rights. Notwithstanding anything herein to the contrary, Executive may terminate his employment hereunder for Good Reason within a period of time not to exceed ninety (90) days following the initial existence of the event(s) that constitute Good Reason. For purposes of this Agreement, Good Reason shall not occur unless Executive gives written notice to the Company within thirty (30) days of the occurrence of any of the events listed under the definition of Good Reason in Section 1 hereof and such event remains uncured sixty (60) days after the Company’s receipt of such notice. Such termination shall occur immediately following expiration of the cure period to the extent such event remains uncured.

5.5 Termination by Mutual Consent. Notwithstanding any of the foregoing provisions of this Section 5, if at any time during the course of this Agreement the parties by mutual consent decide to terminate Executive’s employment, they may do so by separate agreement setting forth the terms and conditions of such termination.

5.6 Payment of Severance. Unless otherwise set forth herein, any Severance Benefits owed to Executive pursuant to Section 5 hereof shall be paid out monthly by the Company for a minimum of one (1) year after the Termination Date and, subject to delivery of a Severance Notice pursuant to this Section 5.6, during the entire Restricted Period (as defined below) commencing on the sixtieth (60th) day following the Termination Date and in accordance with the Company’s standard payroll schedule and practices; provided, however, that Severance Benefits owed to Executive shall immediately cease and no Severance Benefits shall be paid by the Company to Executive if at any time after the first anniversary of the Termination Date, the Company provides written notice (such notice, the “Severance Notice”) to Executive stating (a) the obligations and restrictions set forth in Section 6.1 of this Agreement no longer apply to Executive and (b) the final end date of the Restricted Period. Executive acknowledges and agrees that no Severance Benefits will be paid by the Company to Executive following delivery of a Severance Notice to Executive.

5.7 Release of Claims; Offsets. As a condition to the receipt of any Severance Benefits, Executive shall be required to execute, and not subsequently revoke, within sixty (60) days following the termination of his employment a release in a form reasonably acceptable to the Company of all claims arising out of his employment or the termination thereof. After the first anniversary of the Termination Date, Severance Benefits, if any, may also be offset by any earnings of Executive after the first anniversary of the Termination Date from other employment. While receiving Severance Benefits, Executive shall notify the Company upon obtaining other employment and provide evidence of base salary and/or bonus and incentive payments that Executive may receive from new employment while receiving Severance Benefits.

5.8 Cooperation with Company after Termination of Employment.

Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company shall reasonably compensate Executive for services rendered pursuant to this Section 5.8 at a rate to be determined by the parties. In addition, the Company shall reimburse Executive for any reasonable out-of-pocket expenses he incurs in performing any work on behalf of the Company following the termination of his employment.

6. NON-SOLICITATION & NON-COMPETITION

6.1 Non-Compete. Executive agrees that during the Term and for three (3) years following the Termination Date (the “Restricted Period”), Executive shall not, anywhere in the areas where the Company conducts business (or has expanded resources or time to plan the conduct of business) during the Term, including, but not limited to the United States (the “Restricted Territory”), directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be an officer or an employee of any business or organization that, directly or indirectly (i) provides medical or health care services of any type to Medicare beneficiaries, or (ii) offers or manages any plan contracting with the Medicare Advantage program or with any dual Medicare/Medicaid program or provides administrative or other services to such plan (each, a “Restricted Business”). The foregoing shall not restrict Executive from owning up to 1% of any class of securities of any person engaged in a Restricted Business if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, as long as such securities are held solely as a passive investment and not with a view to influencing, controlling or directing the affairs of such person. Executive acknowledges and agrees that the Restricted Period may be for a period less than three (3) years following the Termination Date if (and only if) the Company delivers a Severance Notice pursuant to Section 5.6 but in no event shall such period be for a period less than one year following the Termination Date.

6.2 Non-Solicitation. Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, (i) solicit, induce, attempt to solicit or induce, or hire or attempt to hire any person that is an employee of the Company or was within twelve (12) months prior to the Termination Date; provided, however, this Section 6.2 shall not be breached by a solicitation to the general public or through general advertising and Executive may solicit for employment any person who at the Termination Date had not been an employee of the Company at any time within six (6) months preceding such date or whose employment with the Company had terminated more than six (6) months prior to Executive’s solicitation of such person or (ii) solicit, advise or encourage any person, firm, government agency or corporation (a “Customer”) (including without limitation any potential customer of the Company that is engaged in discussion with the Company to do business with the Company), to withdraw, curtail or cancel its business (or potential business) with the Company.

6.3 Non-Disparagement. During the Term and thereafter, Executive agrees that he will not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company, its business, its products or services, or any of its present or former officers, directors, members, stockholders, managers or employees.

6.4 Reasonable Limitation and Severability. The parties agree that the above restrictions on competition are (i) appropriate and reasonable given Executive’s role with and knowledge of the Company, and are necessary to protect the interests of the Company and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. Executive acknowledges that Executive has carefully considered the terms of this Agreement, including the restrictive covenants set forth in this Section 6, and acknowledges that if this Agreement is enforced according to its terms, Executive will be able to earn a reasonable living in commercial activities unrelated to the business of the Company in locations satisfactory to Executive. Executive also acknowledges that the restrictive covenants set forth in this Section 6 are a vital part of and are intrinsic to the ongoing operations of the Company, in light of the nature of the business of the Company and the unique position, skills and knowledge of Executive with the Company. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 6 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. Executive acknowledges and agrees that to the extent Executive has breached or is in breach of any of the covenants set forth in Sections 6.1 or 6.2, the Restricted Period shall be extended by an amount of time equal to the duration of such breach.

6.5 Confidential Information. Executive acknowledges and agrees that the customers, business connections, customer lists, procedures, operations, techniques and other aspects of and information about the business of the Company (the “Confidential Information”) are established at great expense and protected as confidential information and provide the Company with a substantial competitive advantage in conducting its business. Executive further acknowledges and agrees that by virtue of his employment with the Company, he has had access to and will have access to, and has been entrusted with and will be entrusted with Confidential Information, and that the Company would suffer great loss and injury if Executive would disclose this information or use it in a manner not specifically authorized by the Company. Therefore, Executive agrees that during the Term and at all times thereafter, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer discs, flash drives, printouts and software and other documents and data (and copies thereof) in any media form relating to the Confidential Information, Work Product (as defined below) or the business of the Company which he may then possess or have under his control. Executive acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business research and development or existing or future products or services and that are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company.

7. GENERAL PROVISIONS

7.1 Assignment. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, and in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7.2 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Oak Street Health, LLC
327 West Belden, #3
Chicago, IL 60614
Attention: Board of Directors

With Copy To:	Raymond Faricy III
Lindquist & Vennum LLP
4200 IDS Center 80 South Eighth Street
Minneapolis, Minnesota 55402
Tel 612-371-3507
Fax 612-371-3207 email: rfaricv@lindquist.com

To Executive:	Geoffrey Price

7.3 Amendment and Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto.

7.4 Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

7.5 Severability. In the event that any provision or portion of this Agreement, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

7.6 Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of Illinois, without application of conflict of law principles. THE PARTIES IRREVOCABLY CONSENT TO THE JURISDICTION OF, AND VENUE IN, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS, COUNTY OF COOK, CITY OF CHICAGO, WITH RESPECT TO ANY MATTERS PERTAINING TO, OR ARISING FROM, THIS AGREEMENT.

7.7 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.8 Entire Agreement. This Agreement contains all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, except with respect to breaches by Executive of any prior employment or similar agreement for the benefit of Executive.

7.9 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company with which the Company may merge or consolidate.

7.10 Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded. The headings in this Agreement are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement.

7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

7.12 Specific Enforcement; Remedies. The provisions of Section 6 of this Agreement are to be specifically enforced if not performed according to their terms. Without limiting the generality of the foregoing, the parties acknowledge that the Company would be irreparably damaged and there would be no adequate remedy at law for Executive’s breach of Section 6 of this Agreement and further acknowledge that the Company may obtain a temporary restraining order or preliminary injunction, in addition to any other remedies available at law or in equity, to enforce the provisions thereof, without the Company being required to post a bond or other security therefor. In addition, in the event of a material violation by Executive of the provisions of Section 6, any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease.

7.13 Taxes & IRC Section 409A Matters. The Company may withhold from any payment hereunder such state, federal or local income, employment or other taxes and other legally mandated withholdings as it reasonably deems appropriate. The Company makes no representation about the tax treatment or impact of any payment(s) hereunder. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, as amended (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. Neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to Section 409A.

7.14 Survival. Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, in addition to the provisions of Sections 6 and 7 of this Agreement, shall survive the termination of this Agreement.

7.15 Review by Counsel. Executive has been advised that Executive should consult with his own legal advisor prior to executing this Agreement, and Executive acknowledges that he has had the opportunity to consult with and review the terms of this Agreement with counsel prior to execution of this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to-be duly executed on the date and year first written above.

Oak Street Health, LLC

By:	/s/ Kevin H. Roche	/s/ Geoffrey Price
Geoffrey Price